Execution Copy


                                                                   Exhibit 10.28

                              REMEDIATION AGREEMENT

                   3333 Hillview Avenue, Palo Alto, California
                                       and
                          Hillview Porter Regional Site

                           ---------------------------

         This Remediation Agreement (the "Agreement") is entered into by and between SECOR International Incorporated ("SECOR"), a Delaware corporation and Watkins-Johnson Company, a California corporation, on behalf of itself and its successors and assignees (collectively referred to as "Watkins-Johnson") (SECOR and Watkins-Johnson collectively referred to as the "Parties") for professional environmental services, as more specifically set forth in this Agreement. This Agreement is effective and binding on the Parties upon its execution by both Parties and issuance by AIG Environmental of signed coverage binders for both the Cleanup Cost Cap Insurance Policy and the Pollution Legal Liability Insurance Policy, as provided in Paragraphs 5.F. and 5.G., respectively, of this Agreement, and the date upon which the last of all of these actions is completed shall be the Effective Date of the Agreement.

                                    RECITALS

         WHEREAS, Watkins-Johnson is the sub-lessee of property owned by Leland Stanford Junior University ("Stanford") located at 3333 Hillview Avenue, Palo Alto, California ("the Hillview Ave. Property") under two (2) separate lease arrangements more specifically described in Exhibit A, attached hereto and made a part hereof for all purposes, which property is subject to two separate environmental cleanup orders issued by government agencies, as described more specifically below; and

         WHEREAS, the Parties acknowledge that Watkins-Johnson intends to sell its leasehold interests in the Hillview Ave. Property and further acknowledge that Watkins-Johnson intends to sell the company in its entirety and that any and all rights and obligations under this Agreement shall inure to the benefit of and shall bind Watkins-Johnson's successors and assignees; and

         WHEREAS, pursuant to an Imminent Or Substantial Endangerment Order and Remedial Action Order of the State of California Health and Welfare Agency,

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Department of Health Services, Toxic Substances Control Program,  HSA-89/90-012,
issued on May 2, 1990 to Watkins-Johnson and Stanford (collectively referred to from time to time as the "Responsible Parties"), as amended by Amendment to Order HSA 89/90-012, transmitted by letter dated February 21, 1996 from the
State  of  California   Department  of  Toxic  Substances  Control  ("DTSC")  to
Watkins-Johnson (the "Amendment") (collectively, the "Hillview Avenue Order"), a
copy  of  which  Hillview   Avenue  Order  is  appended  hereto  as  Exhibit  B,
Watkins-Johnson and Stanford are ordered to undertake numerous obligations, to finance and perform numerous tasks, and to submit to certain procedures with respect to Environmental Conditions (as defined below) at the Hillview Ave. Property (in the context of the Hillview Avenue Order, referred to hereafter as the "Hillview Avenue Site"), and are decreed to remain liable for such obligations and subject to such procedures notwithstanding its conveyance of any interest in the Hillview Ave. Property, or in any part thereof, to another party; and

         WHEREAS, the procedures, activities, and obligations required by the Hillview Avenue Order included, among numerous others and without limitation, implementation of certain prescribed procedures and activities regarding "Public Participation" (Section 15.4, at p. 1 of the Amendment); preparation of a Remedial Action Plan ("RAP"), (Section 15.5, at pp. 21-23); preparation of a Remedial Design and Implementation Plan, (Section 15.5.2, at p. 22); implementation of an Operation and Maintenance Manual, (Section 15.5.4, at p. 2 of the Amendment to Order); implementation of certain Reporting Requirements (Section 15.8, at pp. 5-7 of the Amendment); securing of certain DTSC authorizations and approvals, (e.g., among others, Section 15.5.5, at p. 2 of the Amendment; Section 15.5.6, at p. 4 of the Amendment; and Section 15.12, at pp. 8-9 of the Amendment); certain "Compliance With Applicable Laws" (Section
15.13 at p. 9 of the Amendment); reimbursement of certain of the DTSC's "costs incurred in responding to the contamination at the [Hillview Ave.] Site," including DTSC's oversight costs, and "Future Costs" (Section 15.22, at p. 11 of the Amendment, and Section 15.23 at p. 30); and implementation of a Final Remedial Action Plan ("Hillview Ave. Final RAP"), including certification by DTSC that certain criteria specified in the Final RAP for discontinuation of remedial action (Section 15.5.3, at p. 23) have been met (collectively, the "Hillview Ave. Order Obligations"); and

         WHEREAS, Watkins-Johnson and Stanford entered into (1) an Environmental Access Agreement (the "Access Agreement") effective November 1, 1994 pursuant to which Stanford, as fee owner of the Hillview Ave. Property, granted access to Watkins-Johnson, its agents, contractors, subcontractors, and other representatives, in order to allow Watkins-Johnson to conduct the investigation and/or remedial work and activities required by the Hillview Ave. Final RAP and Remedial Design and Implementation Plan under the Hillview Ave. Order, which Environmental Access Agreement remains in force and effect, and is assignable with the prior written consent of Stanford; and (2) a Confidential Environmental Settlement, Release and Covenant Not to Sue, dated


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                                                                Execution Copy 3

September 17, 1997, under which Watkins-Johnson agreed to assume responsibility for, and to release and discharge Stanford, its trustees, officers and directors from any and all claims for, response costs (as defined) relating to the Hillview Avenue Order incurred by Watkins-Johnson; and

         WHEREAS, pursuant to a Remedial Action Order of the State of California Health and Welfare Agency, Department of Health Services, Toxic Substances Control Division [predecessor to the current Department of Toxic Substances Control] HSA-88/89-016, issued on December 9, 1990 to sixteen (16) different Respondents (the "Regional Order Respondents"), including Watkins-Johnson and Stanford, as amended on July 7, 1990 (collectively, the "Regional Order"), which Regional Order was captioned "In the Matter of: Hillview-Porter Area, Barron Park Neighborhood & Matadero Creek, Palo Alto, California" (collectively, the "Regional Site"), a copy of which Regional Order is appended hereto as Exhibit C, Watkins-Johnson and the other Respondents are ordered to undertake numerous obligations, to finance and perform numerous tasks, and to submit to certain procedures with respect to environmental conditions at the Regional Site, and are decreed to remain liable for such obligations and subject to such procedures notwithstanding conveyance of any interest in their properties within the Regional Site, or in any part thereof, to another party (collectively, the "Regional Order Obligations"); and

         WHEREAS, the procedures, activities, and obligations required of the Regional respondents by the Hillview Avenue Order included, among numerous others and without limitation, implementation of certain prescribed procedures and activities regarding preparation of a Remedial Investigation and Feasibility Study (Regional Order, Section V., Paragraphs 2-8, at pp. 42-44), including, among other elements, a Community Relations Plan, (Regional Order, Section V., Paragraphs 2-8, at pp. 42-44), a Final Remedial Action Plan (Section V., Paragraphs 9-10, at pp. 44-45) (the "Regional Final RAP"), and Monthly Summary Reports (Regional Order, Section V., Paragraph 14, at pp. 46); and

         WHEREAS, in response to the Regional Order the sixteen Regional Order Respondents thereto prepared, and the DTSC adopted, the Regional Final RAP on March 31, 1998; and

         WHEREAS, in response to the Regional Order the sixteen Regional Order Respondents thereto have made certain agreements among themselves (collectively the "Regional Agreements", a list of which are attached hereto as Exhibit D) providing for the implementation of the Regional Order Obligations, including without limitation implementation of investigatory and remedial work for the Regional Site, access agreements (including an access agreement to the Hillview Ave. Property allowing activities on the Hillview Ave. Property to be carried out in response to the Regional Order), creation of a Management Committee to provide for cost-effective management


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                                                                Execution Copy 4

of the investigatory and remedial work, and the allocation and settlement of the costs thereof, including, among other agreements, a "Memorandum of Agreement for Final Cost Sharing and Implementation of the Remedial Action Plan," effective as of October 1, 1993, for the performance of Remedial Action Plan work, and a "Memorandum of Final Allocation," effective as of April 15, 1994, pursuant to which Watkins-Johnson has been assigned a specific percentage allocation share of the overall costs of remediation of the Regional Site going forward and through completion of the Regional Final RAP; and

         WHEREAS, the Hillview Ave. Site and Regional Site from time to time hereafter will be referred to collectively as "the Sites" or "the Two Sites"; the Hillview Ave. Order and Regional Order will be referred to collectively as "the Orders"; and the Hillview Ave. Final RAP and the Regional Final RAP will be referred to collectively as "the Final RAPs"; and

         WHEREAS,  all of the Hillview Ave. Order Obligations of the Responsible
Parties,   and  all  of  the  Regional  Order  Obligations  of  Watkins-Johnson,
collectively shall be termed herein the "Work"; and

         WHEREAS, Watkins-Johnson desires, for the purposes of enhancing the marketability of its leasehold interests in the Hillview Ave. Property and the ability to attract financing to those leasehold interests, (i) to assure satisfactory completion of all of the Work required of the Responsible Parties under the Hillview Avenue Order and not yet completed by the Responsible Parties, and all other remaining obligations of Responsible Parties under the Hillview Avenue Order (hereinafter "Other Hillview Avenue Order Obligations"), necessary to achieve formal approval of the DTSC or successor agency to discontinue the remedial action; (ii) to provide for orderly compliance with the Sampling, Data and Document Availability provision of the Hillview Avenue Order, as set forth therein (Section 15.17, at p. 10); (iii) to undertake any and all other response or remedial activities related to Environmental Conditions at the Hillview Ave. Site necessary to satisfy the requirements of any governmental agency, entity, or instrumentality having jurisdiction over the Site other than the DTSC ("Other Regulatory Agency"); and (iv) to assure satisfactory completion of all of the Work related to the Regional Order, and all of Watkins-Johnson's remaining obligations under the Regional Order and related documents (hereinafter "Other Regional Order Obligations") and the Regional Agreements necessary (A) to help the Management Committee achieve formal approval of the DTSC or successor agency to discontinue the remedial action, and (B) to fulfill any and all cost obligations under the Regional Order and Regional Agreements to Watkins-Johnson; and

         WHEREAS, Watkins-Johnson desires to retain a qualified, experienced, and competent professional environmental engineering firm, insured by one or more qualified insurance companies with respect to certain risks described in this Agreement, to perform


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                                                                Execution Copy 5

the Services (as defined in Paragraph 1.A. below) required by the DTSC and any applicable Other Regulatory Agency pursuant to the Hillview Avenue Order and the Regional Order, and by this Agreement; and

         WHEREAS, Watkins-Johnson has made available to SECOR, and SECOR acknowledges it has had access to, either through Watkins-Johnson or through its own activities, and is familiar with the following: (i) with respect to the Hillview Avenue Site and the Hillview Avenue Order: the Hillview Avenue Order itself, the Remedial Design and Implementation Plan, the Operation and Maintenance Manual, the Hillview Ave. Final RAP, the most recent monitoring report and other documentation relating to the Hillview Ave. Site requested by the SECOR and in Watkins-Johnson's possession; and (ii) with respect to the Regional Site and the Regional Order: the Regional Order itself, the Regional Agreements, and the Regional Final RAP, the most recent Monthly Summary Report, and the most recent monitoring report and other documentation relating to the Regional Site requested by SECOR, and SECOR has had an adequate opportunity to visit the Hillview Ave. Site and the Regional Site, and to conduct such other activities and inquiries as SECOR regarding the two Sites as SECOR has deemed prudent to adequately assess the Environmental Conditions at the Two Sites; and

         WHEREAS, SECOR is qualified and competent to perform Services required by this Agreement and is experienced in providing similar services at similar sites involving similar contamination; and

         WHEREAS, SECOR, insured by AIG Environmental, Incorporated ("AIG Environmental"), has allied itself with AIG Environmental (the "SECOR/AIG Environmental team") to develop and offer to the Responsible Parties an insurance-backed remediation program intended to provide (i) the technical and management resources required to perform the Services hereunder, and (ii) the financial backing, in the form of insurance policies for the benefit of the Responsible Parties, necessary to insure both payment of the expected costs of the Services and coverage of related contingencies that could result in cost overruns in performance of the Services; and

         WHEREAS, the insurance policies the SECOR/AIG Environmental team has proposed to provide include, in addition to certain standard insurance policies prescribed herein, (i) an Errors and Omissions Liability Policy as described herein; (ii) a Cleanup Cost Cap Insurance Policy for the Hillview Avenue Site and the Regional Site (the "CCC Policy"), which shall be effective on or prior to the Effective Date; which, with respect to the Hillview Avenue Site, would pay, on behalf of SECOR as the Named Insured and Watkins-Johnson and Stanford as Additional Insureds, for the expected on-going remedial activities and monitoring, as well as related contingencies that might result in cost overruns, at or related to the Hillview Avenue Site; and which, with respect to the Regional Site, would pay, on behalf of SECOR as the Named Insured and Watkins-


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                                                                Execution Copy 6

Johnson as Additional Insured, for the expected on-going remedial activities and monitoring, as well as related contingencies that might result in cost overruns, at or related to the Regional Site; (iii) a Pollution Legal Liability Insurance Policy (the "PLL Policy") providing other coverages related to the Environmental Conditions or other Pollution Conditions (as defined in the PLL Policy), which shall be effective on or prior to the Effective Date; and which shall name Watkins-Johnson as First Named Insured, SECOR as Additional Named Insured, and Stanford and any assignees and sublessees of Watkins-Johnson, and their lenders and equity partners, as Additional Insureds, as described herein;

         WHEREAS, SECOR agrees to perform all of the obligations and responsibilities of the Responsible Parties, who are "Respondents" under the Hillview Avenue Order, and all of the obligations and responsibilities of Watkins-Johnson, who is one of the sixteen named Respondents under the Regional Site Order;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:


1.       Services

         A. SECOR Services. SECOR shall perform or cause to be performed, with diligence and in a good and workmanlike manner and in accordance with all applicable federal, state, and local laws, rules, regulations, permits, ordinances, orders, decrees, codes, governmental authority directives and other such requirements, and the Access Agreement (collectively, "Applicable Requirements"), the Services, which are defined as
                  (i) all the Work, (ii) all Other Order Obligations at both Sites, (iii) any and all other tasks required by any Other Regulatory Agency relating to, or arising out of Environmental Conditions (as defined below) at both Sites, and (iv) any and all other tasks agreed to hereunder by the Parties, necessary to achieve Project Completion (collectively, the "Services").

                  "Environmental Conditions" is defined as those environmental conditions (including, without limitation, the contamination of soil, groundwater or surface water) at each of the Sites, response to which is required by the corresponding Order.

                  "Project Completion" is defined, with respect to the Two Sites, as (i) completion of all Work and fulfillment of all Other Order Obligations set forth in the Orders, in the Hillview Ave. Remedial Design and Implementation Plan, and the Final RAPs, to the satisfaction of the DTSC


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                                                                Execution Copy 7

                  (or "successor agency," defined for the purposes of this Agreement as any government agency that succeeds to DTSC's authority to enforce the Order) such that SECOR satisfies all of Watkins-Johnson's obligations under the Orders to achieve formal approval of DTSC or successor agency to discontinue the remedial action; (ii) completion of any and all other response, remedial, or other activities related to
                  Environmental Conditions necessary (a) to satisfy any requirements of DTSC in addition to those set forth in the Order, and any requirements of any Other Regulatory Agency in accordance with applicable laws, and (b) to secure, as appropriate, documentation from DTSC or any Other Regulatory Agency of case closure, certificate of completion, written concurrence for no further action, or other equivalent documentation of satisfaction of any such requirements; (iii) remediation of any contamination other than Environmental Conditions discovered in areas to be remediated as part of the Services; and (iv) completion of any and all other tasks agreed to hereunder by the Parties as necessary to finish activities related to Environmental Conditions.

                  The Services to be provided shall include with respect to each of the Sites, without limitation, all labor, materials, subcontractor charges, laboratory charges, drilling fees, disposal charges, and permitting fees incurred by SECOR in achieving Project Completion, as well as any and all costs associated with SECOR's (or any representative or agent of SECOR's) negotiations with DTSC and any applicable Other Regulatory Agencies with respect to the Services and Project Completion.

                  The Services include, with respect to the Hillview Avenue Site, any further subsurface investigation activities as SECOR deems necessary to further define the Environmental Conditions at that Site, and abandonment or removal of existing monitoring wells, remediation wells and any wells that are installed by SECOR, in accordance with Applicable Requirements, to the extent required by any Regulatory Agency at that Site or required by Stanford under the Access Agreement, and, with respect to the Regional Site, (A) receipt of all invoices issued by the Management Committee for Watkins-Johnson's allocated share of the costs of Work carried out pursuant to the Regional Order; (B) review and evaluation of all such invoices to confirm that (1) the Work invoiced was reasonably required under the Regional Order and was competently performed, and (2) that the invoice is consistent in all respects with the terms of the Agreement for Final Cost Sharing and Implementation of the Remedial Action Plan, and the Memorandum of Final Allocation, as modified or amended;
                  (C) timely notification of Watkins-Johnson and, as appropriate, the Management Committee, regarding any reason such invoice should not be paid; (D)


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                                                                Execution Copy 8

                  timely payment of each invoice consistent with applicable agreements among the Respondents, provided, however, that SECOR's payment obligation hereunder shall in no event exceed the 7.131% Adjusted Final Allocation Percentage of the costs of the Regional Site IRM and RAP Work for which Watkins-Johnson is responsible as of the date of this Agreement under Exhibit C, entitled "Adjusted Final Allocation Percentages," of the document entitled "Memorandum of Final Allocation," the effective date of which is April 15, 1994;
                  (E) submittal of SECOR's claims to AIG Environmental based on payment of such invoices; and (F) performance, on behalf of Watkins-Johnson and with prior notice to Watkins-Johnson, of any other responsibilities of Watkins-Johnson reasonably arising under the Regional Order, the Agreement for Final Cost Sharing, and/or the Memorandum of Final Allocation.

         B.       Changes to  Hillview  Ave.  Order or  Hillview  Ave.  Remedial
                  Design and Implementation Plan, Operation and Maintenance Manual, or Final RAP. The Parties acknowledge that deviations from the Hillview Ave. Order, or to the Hillview Ave. Remedial Design and Implementation Plan, Operation and Maintenance Manual, or Final RAP may become necessary as the remediation proceeds, and that, upon approval of the DTSC in accordance with the Hillview Ave. Order, upon approval of any applicable Other Regulatory Agency, and upon approval of Watkins-Johnson and, to the extent the approved cleanup standards are different from the Final RAP, the approval of Stanford (which approval shall not be unreasonably withheld or delayed), SECOR shall be permitted to make such deviations in order to cost-effectively and expeditiously achieve Project Completion with respect to the Hillview Ave. Site. Watkins-Johnson's approval may only be withheld in the event SECOR's proposed deviation: (i) will materially interfere with operations on the Site as reasonably determined by Watkins-Johnson; (ii) will not be reasonably likely to achieve Project Completion;
                  (iii) will be likely to cause the cost of Project Completion to exceed the amount of the Remediation Cost Program as set forth hereinafter; or (iv) will violate any provision of this Agreement or Applicable Requirements. The Parties acknowledge that SECOR may determine that additional investigation and evaluation work is necessary before SECOR can determine the specific technical approach that is appropriate in order to achieve Project Completion with respect to the Hillview Ave. Site. In the event such additional investigation and evaluation is undertaken, SECOR shall strictly comply with the terms and conditions of the Hillview Ave. Order, Hillview Ave. Remedial Design and Implementation Plan, and Hillview Ave. Final RAP, and all Applicable Requirements; and in the


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                  event such additional investigation or evaluation will have an adverse impact on the use or operation of the Site (as reasonably determined by Watkins-Johnson), no such work shall be performed without the approval of Watkins-Johnson and, to the extent the approved cleanup standards are different from the Final RAP, the approval of Stanford (which approval shall
                  not  be  unreasonably   withheld  or  delayed).   SECOR  shall
                  negotiate the technical approach with the DTSC and shall develop revisions to the Hillview Ave. Order, the Hillview Ave. Remedial Design and Implementation Plan, or the Hillview Ave. Final RAP if required. Any such revisions to the Hillview Ave. Order, Hillview Ave. Remedial Design and Implementation Plan, or Hillview Ave. Final RAP shall require the approval in writing of Watkins-Johnson (which approval shall not be unreasonably withheld or delayed. Watkins-Johnson's approval may only be withheld in the event such revisions: (i) will materially interfere with operations on the Site as reasonably determined by Watkins-Johnson; (ii) will not be reasonably likely to achieve Project Completion; (iii) will be likely to cause the cost of Project Completion to exceed the Remediation Cost Program as set forth hereinafter; or (iv) will violate any provision of this Agreement or Applicable Requirements. Watkins-Johnson shall deliver a written response to SECOR's written request for such revisions within thirty (30) days following receipt of such request. Failure of Watkins-Johnson to deny approval within such thirty (30) day period shall be deemed an approval. SECOR shall consult with Watkins-Johnson on any proposed revisions to the technical approach, including the use of any institutional controls, prior to any meeting with the Regulatory Agency to discuss such revisions.

                  SECOR shall negotiate any changes to the technical and regulatory approach for the Hillview Ave. Site with the DTSC and any other applicable Other Regulatory Agencies. The revised regulatory approach might include active remediation, and/or risk assessment and/or establishment of institutional controls.

         C. Institutional Controls/Deed Restrictions Related to the Hillview Ave. Site. SECOR shall use reasonable efforts to avoid or minimize the need for deed restrictions, or any other restrictions inconsistent with planned future use, as part of institutional controls with respect to the Hillview Ave. Site. SECOR shall negotiate with the DTSC or Other Regulatory Agency to include in any management plan the provision for the future removal of any deed or use restrictions. No deed restrictions or any other restrictions inconsistent with planned future use shall be permitted on any off-Hillview Ave. Site properties as part of institutional controls, unless specifically


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                                                               Execution Copy 10

                  required by DTSC or any Other Regulatory Agency; provided, however, that to the extent such deed restrictions are required by DTSC or any Other Regulatory Agency, any such deed or use restrictions shall not prevent Project Completion.

         D. Electrical and Compressed Air Costs. SECOR will be responsible for obtaining and shall pay for electrical power and compressed air required to operate the vacuum-enhanced groundwater extraction and treatment system at the Hillview Ave. Site. Watkins-Johnson will use its best efforts to obtain for the benefit of SECOR access to an on-Hillview Ave. Site electrical power and compressed air source from any assignee(s) and/or sublessee(s) of Watkins-Johnson's leasehold interests in the Hillview Ave. Site.

         E. Water Costs and Discharge, Hillview Ave. Site. SECOR shall be responsible for obtaining and paying for any and all required permits for pumping water and/or for extraction of water by the vacuum-enhanced groundwater extraction and treatment system on the Hillview Ave. Site and for discharging contaminated water related to operation of the vacuum-enhanced groundwater extraction and treatment system, including but not limited to groundwater discharge permits issued by the City of Palo Alto's Public Works Department. SECOR shall be responsible and shall pay for any and all costs associated with the testing or processing of contaminated water prior to discharge into the City of Palo Alto's sewer collection system or any other disposal site.

         F. Demobilization, Hillview Ave. Site. SECOR will, in accordance with Applicable Requirements, demobilize and remove the vacuum-enhanced groundwater extraction and treatment system and all appurtenant above-ground, and (subject to Paragraph 1.I.) below-ground piping systems and wells upon closure of the Hillview Ave. Site.

         G. Waste Manifesting. The Parties anticipate that the only waste generated from performance of the Services at the Hillview Ave. Site is carbon used in the Granular Activated Carbon Absorption groundwater treatment system. SECOR will be listed as owner and generator of such carbon waste generated as part of the Services, and will sign all manifests required for the transportation and disposition (via recycling) of same. The fees for transportation and recycling of such carbon waste shall be borne by SECOR, and shall be included as part of payment of the Contract Price.

                                                               Execution Copy 11

                  The Parties also recognize that Watkins-Johnson intends to assign and/or sublease its leasehold interests in the Hillview Ave. Site, and any assignee(s) and/or sublessee(s) may elect to conduct development activities on the Hillview Ave. Site, including without limitation demolition, grading, re-grading, construction, development or redevelopment, and any such development activities may cause contaminated soils to be exposed or generated ("Development Waste"). Watkins-Johnson and SECOR agree that, absent the express written agreement and consent by SECOR, SECOR shall not be listed as the owner and generator of Development Waste in the event such Development Waste must be disposed of in a location other than the Hillview Ave. Site.

                  Finally, the Parties acknowledge the possibility that, during the course of performing its Services, SECOR could encounter waste, the discovery of which is neither known nor foreseeable. Within five (5) days after such unknown and unforeseeable waste is discovered, the Parties will discuss, in good faith, and agree upon the appropriate disposition of such waste. The Parties agree that in the event DTSC or Other Regulatory Agency requires off-Site disposition of such waste and the Parties mutually agree to transport such waste to a qualified, licensed facility for destruction (e.g., incineration), then SECOR shall be listed as owner and generator of such waste on all manifests required for the transportation and disposition of same, and shall sign all such manifests, and SECOR shall submit the cost of same as a covered "Cleanup Cost" for reimbursement under the CCC Policy and/or as a covered "Loss" under the PLL Policy. To the extent the costs of transportation and destruction of such waste are not covered and reimbursed under the CCC or PLL Policies, then SECOR and Watkins-Johnson shall bear equal responsibility for payment of such costs. The Parties further agree that in the event DTSC or Other Regulatory Agency requires off-Site disposition of such waste, and destruction of such waste (i) is not covered by the CCC or PLL Policies and is economically infeasible to the Parties, or (ii) is not permitted under any applicable law or regulation, then SECOR shall not be listed as the owner and generator of such waste and shall not be required to sign manifests required for transportation and disposition of same.

         H. Scheduling, Reporting, and Coordination. During the performance of Services, SECOR shall submit to Watkins-Johnson periodic progress reports on the actual progress and updated schedules for the Two Sites, and, within fifteen (15) days of SECOR's receipt, copies of all correspondence, reports (including, without limitation, the semi-annual reports on the Regional Site activities commissioned and issued by the

                                                               Execution Copy 12

                  Management Committee), and any other materials delivered to or received from the DTSC (pursuant to the Orders or otherwise) or any Other Regulatory Agency. SECOR recognizes that Watkins-Johnson and other contractors and subcontractors may be working concurrently at the Hillview Ave. Site. SECOR agrees to cooperate with Watkins-Johnson and other contractors so that the performance of the Services as a whole will progress with a minimum of interruption to SECOR, Watkins-Johnson, other contractors, tenants, licensees and invitees. SECOR shall be entitled to rely on Watkins-Johnson's reasonable cooperation and the reasonable cooperation of Watkins-Johnson's other contractors, while SECOR attempts to complete this Agreement in a timely, orderly and efficient manner.

                  In  the  event   that   SECOR   believes   at  any  time  that
                  Watkins-Johnson is failing to cooperate with SECOR, SECOR shall notify Watkins-Johnson in writing and describe with adequate specificity the actions that SECOR would like Watkins-Johnson to take. Thereafter, Watkins-Johnson and SECOR shall meet to mutually agree on the measures that Watkins-Johnson is willing to take.

                  With respect to the Hillview Ave. Site, SECOR shall submit drafts of all reports, work plans, remedial action plans, and any revisions requested for the Hillview Ave. Order to Watkins-Johnson prior to submission to the DTSC or applicable Other Regulatory Agency. Watkins-Johnson shall have fifteen
                  (15) days in which to review the document and provide comments to SECOR. SECOR shall incorporate such comments when feasible and consistent with the technical and regulatory approach of SECOR and shall explain to Watkins-Johnson the reasons for any decision by SECOR not to incorporate any of Watkins-Johnson's comments. Upon request of Watkins-Johnson, SECOR shall meet Watkins-Johnson, as applicable, at the Hillview Ave. Site or at another mutually agreeable location to discuss such comments. Subject to Paragraph 1.B. hereof, SECOR reserves the right to make the final decision on the contents of all documents submitted to the Regulatory Agency to the extent such contents are required with respect to the Services or Project Completion. Watkins-Johnson shall have the right to dispute such contents before the DTSC or any applicable Other Regulatory Agency. Notwithstanding the foregoing, or anything to the contrary contained herein, Watkins-Johnson shall make the final decision on the contents of all documents submitted to the DTSC or any Other Regulatory Agency to the extent such comments relate to contamination outside the scope of the Environmental Conditions or matters not required to be reported for the purpose of performing the Services or achieving Project Completion.

                                                               Execution Copy 13

         I. Hillview Ave. Site Maintenance, Restoration and Closure. SECOR shall keep its work area for Services at the Hillview Ave. Site in a neat, clean and safe condition, in compliance with all Applicable Requirements, and shall remove from the Hillview Ave. Site, and properly dispose of, all wastes generated by SECOR's operations. Within seven (7) days following completion of the Services for the Hillview Ave. Site, SECOR shall remove from the Hillview Ave. Site all of SECOR's equipment and material, and all equipment and material comprising the vacuum-enhanced groundwater extraction and treatment system owned by Watkins-Johnson (except as otherwise determined by Watkins-Johnson, in its sole discretion). SECOR shall repair any and all damage caused to the Hillview Ave. Property as a result of the removal of Equipment, other closure activities, and other activities of SECOR in connection with the Services hereunder and shall leave the Hillview Ave. Site in a condition as close as is reasonably practicable to its condition prior to the installation of such Equipment and conduct of Service-related activities, reasonable wear and tear excepted.

         J.       Authorization  to  Proceed.   SECOR  shall  be  authorized  to
                  commence performance of the Services upon execution of this Agreement.

         K. Independent Contractor. SECOR shall be fully independent in performing the Services and shall not act as Watkins-Johnson's agent or employee, but rather as an independent contractor retained by Watkins-Johnson to perform the Services. SECOR shall not take any action or omit to take any action that is inconsistent with its status as an independent contractor under this Agreement. SECOR shall be responsible for all governmental fees and regulatory oversight or other costs, charges, or fees accruing during the term of the Agreement and during its performance of the Services, for payment of any penalties that may be imposed upon it in performance of the Services, and for payment of all compensation, benefits, contributions, and taxes, if any, due its employees, agents, contractors, and subcontractors.

         L.       Subcontracts.   SECOR  shall  be   entitled   to   subcontract
                  performance of any portion of the Services under this Agreement, provided that such shall not in any manner relieve SECOR of responsibility for undertaking, conducting and completing the Services in a manner consistent in all respects with this Agreement or of responsibility for the actions of its subcontractors, and provided that SECOR's insurance, including the policies itemized in Paragraphs 5.A (1) through
                  (3) hereof, is endorsed to respond as if SECOR had not so subcontracted. Notwithstanding the foregoing, in no event shall SECOR assign this Agreement without the express written consent of

                                                               Execution Copy 14

                  Watkins-Johnson, which consent may be granted or denied at the sole discretion of Watkins-Johnson.

         M. Authorized Representative. SECOR and Watkins-Johnson shall each direct their communications with the others through one designated representative ("Authorized Representative"). The initial Authorized Representatives of the Parties shall be:

                  For SECOR:

                           Name:      Bruce Scarbrough

                           Address:   SECOR International Incorporated

                                      360 - 22nd Street

                                      Oakland, CA 94612

                           Phone:     (510) 285-2556

                           Fax:       (510) 285-2568

                           E-Mail:    bscarbrough@secor.com



                  For Watkins-Johnson:

                           Name:      Scott G. Buchanan

                           Address:   Watkins-Johnson Company

                                      3333 Hillview Avenue

                                      Palo Alto, CA 94304-1223

                           Phone:     (650) 813-2480

                           Fax:       (650) 813-2960

                           E-mail:    scott.buchanan@wj.com

                  Each Party may change its Authorized Representative by giving written notice to the other Party.

                                                               Execution Copy 15

         N. Notices to Authorized Representatives. SECOR shall notify Watkins-Johnson's Authorized Representative within three (3) business days after becoming aware of the occurrence of an event described below:

                  (1) SECOR or any agent or subcontractor receives notice of violation (or threat that such notice may be issued) of the Orders or of any Applicable Law which relates to the performance of Services under this Agreement or to the Hillview Ave. Site;

                  (2) Proceedings are commenced or threatened which could lead to revocation or abeyance of permits, licenses, or other governmental authorizations which relate to the Services with respect to either of the Sites;

                  (3)      A   permit,    license,    or   other    governmental
                           authorization relating to the Services with respect to either of the Sites is revoked;

                  (4) Litigation is commenced or threatened concerning or impacting the Services with respect to either of the Sites or the Hillview Ave. Property or the Hillview Ave. off-Site property; or

                  (5) Any other condition occurs or is threatened to occur which may have a material and adverse effect on the use and occupancy of the Hillview Ave. Property, the timely performance of the Services with respect to either of the Sites under this Agreement, or the timely performance of any duties SECOR or the Responsible Parties may have under any Applicable Law.

         O. Conflicts. SECOR, its agents, and subcontractors shall not, during the term of this Agreement, undertake any employment or engagement, or, except as required by law, perform any act or allow any omission, which may result in a conflict with any of their respective obligations pursuant to this Agreement. In the event SECOR, its agents, or subcontractors are called upon under a purported requirement of law to do or omit anything that may be in violation of the foregoing, SECOR shall give Watkins-Johnson's Authorized Representative sufficient advance written notice thereof to allow Watkins-Johnson to contest or take such action as Watkins-Johnson deems necessary.


2.       Responsibilities of Watkins-Johnson

         A. Hillview Ave. Site Access; Other Cooperation. Watkins-Johnson shall provide access to the Hillview Ave. Property to allow SECOR to carry out

                                                               Execution Copy 16

                  the Services, and shall otherwise reasonably cooperate with SECOR in carrying out the Services, in obtaining access for SECOR's activities in connection with the Services in the vicinity of the project Hillview Ave. Site, and in supporting SECOR in SECOR's negotiation of the technical remediation approach, regulatory approach and scope and level of remediation with the DTSC or applicable Other Regulatory Agency. Watkins-Johnson shall provide in any assignment of its interests hereunder, or in any transfer of its leasehold interests in the Hillview Ave. Property, that any assignee(s) and/or sublessee(s) of Watkins-Johnson shall comply with the terms and obligations under this Paragraph 2.A, including, without limitation, providing access to SECOR as required hereunder.

         B. Hillview Ave. Site Development. The Parties acknowledge that Watkins-Johnson intends to assign and/or sublease its leasehold interests in the Hillview Ave. Site, and any assignee(s) and/or sublessee(s) may elect to conduct development activities on the Hillview Ave. Site, including without limitation demolition, grading, re-grading, construction, development or redevelopment. The Parties agree that SECOR shall not pay the costs of such development activities, except to the extent any such development activities (i) are required or are included as part of the Services, or (ii) result from the negligence, recklessness, or willful misconduct of, or from the violation of any Applicable Law by, SECOR, its employees, agents, representatives, contractors, subcontractors, successors, or assigns. The Parties contemplate that the term "costs associated with such development activities" includes the development and implementation of construction worker health and safety plans, the design and installation of vapor barriers or other engineering controls under new buildings, and the treatment or disposal of soil (and associated de-watering) that is excavated as a result of such demolition, grading, development, or redevelopment activities.

         C. Regional Site Responsibilities. Watkins-Johnson acknowledges that it will retain its responsibilities and obligations under the Regional Order and the Regional Agreements. Watkins-Johnson will take such actions as are required to have the Management Committee for the Regional Site recognize SECOR as Watkins-Johnson's designated representative for (1) receiving correspondence, reports, and other communications from the Management Committee, (2) representing Watkins-Johnson in any meetings or group communications of the Management Committee or of any subgroup of the Management Committee that Watkins-Johnson would be entitled or obligated to attend or participate in, and (3) conveying to the Management Committee payments and communications required of Watkins-Johnson, among other activities that may be required of SECOR

                                                               Execution Copy 17

                  relative  to  the  Management   Committee  in  performing  the
                  Services hereunder.


3.       Contract Price and Payment

         A. Contract Price. SECOR shall complete all the Services, achieve Project Completion with respect to both Sites, and arrange for purchase of the CCC Policy set forth in Paragraph 5.F., for the total fixed price of $2,024,900 ("Contract Price"). Watkins-Johnson shall pay the Contract Price directly to AIG Environmental within 14 days of execution of this Agreement. Watkins-Johnson also shall pay directly to AIG Environmental the premium necessary to purchase the PLL Policy set forth in Paragraph 5.G. within 14 days of execution of this Agreement.

         B. Additional Contract Payments By Watkins-Johnson. In addition to the amounts paid by Watkins-Johnson to AIG Environmental set forth in Paragraph 3.A., Watkins-Johnson shall pay directly to SECOR, following execution of this Agreement and within ten (10) days of receipt an invoice from SECOR for such amounts, (1) the amount of $140,000, as SECOR's risk transfer and signing fee for entering into this Agreement, and (2) the amount of $39,715, as the amount the Parties have agreed Watkins-Johnson is to pay SECOR to fund SECOR's ability to extend the PLL policy described in Section 5.G. of this Agreement for up to an additional ten-year period.

         C. Disbursement and Reporting of Funds. SECOR will arrange with AIG Environmental that upon execution of this Agreement, execution of the CCC Policy, and payment of the Contract Price by Watkins-Johnson, and pursuant to the terms of the CCC Policy, AIG Environmental will undertake (1) disbursement of funds to SECOR necessary to complete the Services, including achievement of Project Completion with respect to both Sites, on an invoiced basis as further described below; and (2) preparation and circulation of reports at regular intervals to SECOR and Watkins-Johnson regarding SECOR's activities and aggregate funds disbursed to SECOR for performance of Services and all other payments charged against the cost coverage cap at each of the Sites to that date.

         D. Payment of SECOR. Under the terms of the CCC Policy, SECOR shall be paid by AIG Environmental on the following basis:

                  (1) Payments Related to Hillview Ave. Site. Prior to execution of the Agreement, and from time to time during the term of the Agreement

                                                               Execution Copy 18

                           as may be agreed by the Parties, but in no event at less than annual intervals, SECOR shall prepare and present to Watkins-Johnson for its review and approval, a Planned Services and Annual Estimated Payment Schedule (attached hereto as Exhibit E) for the Hillview Ave. Site, setting forth the planned activities related to performance of the Services related to the Site for the next one-year period. SECOR shall submit Invoices for its Services consistent with the procedures set forth in paragraph 3.C.(3) directly below.

                  (2) Payments Related to the Regional Site. From time to time during the term of the Agreement as may be agreed by the Parties, but in no event at less than annual intervals, SECOR shall prepare and present to Watkins-Johnson a report on the planned activities of the Management Committee at the Regional Site and SECOR's own planned activities, if any, in relation to the Management Committee's activities at that Site, for the next one-year period. Whenever SECOR receives an invoice from the Management Committee for Watkins-Johnson's assessed share of costs for the activities at the Regional Site, SECOR shall be entitled to submit such invoice, together with an invoice for any of its own Services related to review of such invoice, for payment consistent with the procedures set forth in the Paragraph 3.C.(3) directly below.

                  (3)      Procedures for Payment of SECOR

                           (a) SECOR shall perform the Services and, in accordance with the Planned Services Schedule and Schedule of Payments submitted and approved for the respective period as described in Paragraphs 3.C.(1) and (2), invoice AIG for payment of its Services in accordance with the Schedule of Costs set forth on Exhibit F attached hereto, as may be amended from time to time.

                           (b) SECOR shall arrange for, and the terms of the CCC Policy shall require, preparation by AIG Environmental and delivery by AIG Environmental to SECOR and Watkins-Johnson of quarterly statements showing all payment activity occurring with respect to the Services both during the subject quarter and cumulatively since execution of the Agreement and the CCC Policy.

                           (c)      If,   based   upon  the  AIG   Environmental
                                    quarterly  statements described in Paragraph
                                    3.C.(3)(b),  SECOR at any time has

                                                               Execution Copy 19

                                    received  125 percent  (125%) or more of the
                                    approved Schedule of Payments amount for the
                                    approved  Planned Service  Schedule  period,
                                    then   Watkins-Johnson   may,  at  its  sole
                                    discretion,    notify    SECOR    and    AIG
                                    Environmental       in       writing      of
                                    Watkins-Johnson's  election to activate  the
                                    "Watkins-Johnson Invoice Approval Mechanism"
                                    described in Paragraph 3.C.(3)(d), and SECOR
                                    shall,  for the  remainder  of that  Planned
                                    Service  Schedule period (unless the Parties
                                    negotiate  a  mutually   acceptable  revised
                                    Planned   Service   Schedule   and   revised
                                    Schedule  of  Payments),   be  obligated  to
                                    conform  to  the   Watkins-Johnson   Invoice
                                    Approval  Mechanism  set forth in  Paragraph
                                    3.C.(3)(d)   as  a   condition   of  further
                                    payment.

                           (d) Watkins-Johnson Invoice Approval Mechanism. In the event the conditions of subsection 3.C.(3)(c) are satisfied and Watkins-Johnson elects to activate the "Watkins-Johnson Invoice Approval Mechanism," SECOR, prior to submitting any invoice to AIG Environmental for payment of Services, shall prepare and submit any invoice related to the Hillview Ave. Site or to the Regional Site to Watkins-Johnson's Authorized Representative, by Federal Express overnight service ("SECOR Invoice").

                                    Watkins-Johnson  shall  have  fourteen  (14)
                                    days from the receipt  (deemed to be the day
                                    after SECOR's  timely deposit of the invoice
                                    into Federal Express  overnight  service) of
                                    each SECOR  Invoice  within which to send to
                                    SECOR  written  objections  concerning  such
                                    SECOR Invoice.  Written  objections shall be
                                    sent to SECOR by Federal  Express  overnight
                                    service,  but  additional   transmittals  of
                                    objections may be via facsimile or same-day messenger service. If SECOR has not received a written objection to the invoice by the end of business on the fifteenth day (15th) day following Watkins-Johnson's receipt of the invoice, the invoice shall be deemed approved in all respects, and SECOR may submit the invoice to AIG Environmental

                                                               Execution Copy 20

                                    for payment.  Each objection shall set forth
                                    with   specificity   the   nature   of   the
                                    objection.  In the event notice of objection
                                    to a SECOR  Invoice is  provided as required
                                    herein,  Watkins-Johnson and SECOR shall use
                                    their best efforts to resolve the  objection
                                    to the  disputed  SECOR  Invoice.  SECOR may
                                    submit to AIG  Environmental for payment any
                                    undisputed   portion  of  a  disputed  SECOR
                                    Invoice.  All  objections to SECOR  Invoices
                                    that  have not been  resolved  within  sixty
                                    (60)  days  following  receipt  of the SECOR
                                    Invoice   shall  be   subject   to   binding
                                    arbitration as provided herein. Objections to payment of SECOR Invoices must be based on one or more of the following reasons:

                                    1.      SECOR has deviated  materially  from
                                            the    Final    RAPs   or    related
                                            requirements of the Orders,  or from
                                            this   Agreement,    including   the
                                            applicable approved Planned Services
                                            Schedule  as  may be  modified  from
                                            time to time  pursuant to Paragraphs
                                            3.C.(1)  and  (2)  hereof,   without
                                            approval of Watkins-Johnson;

                                    2.      SECOR has failed to make payments in
                                            accordance with the terms of SECOR's
                                            contracts with its subcontractors or
                                            for labor,  materials,  or equipment
                                            supplied to the Site,  resulting  in
                                            placement    of   liens   or   other
                                            encumbrances on the Property;

                                    3.      SECOR's    negligence   or   willful
                                            misconduct  relating  to or  arising
                                            out of the Services  performed or to
                                            be  performed  by SECOR has resulted
                                            in loss or damage to a third  party,
                                            which loss or damage  SECOR  refuses
                                            or is unable to repair or remedy;

                                    4.      SECOR or its  agent,  subcontractor,
                                            or  materials  supplier  has  caused
                                            material  damage to  Watkins-Johnson
                                            or  the  Property,   which  loss  or
                                            damage SECOR refuses or is unable to
                                            repair or remedy; or

                                    5.      SECOR is otherwise failing to comply
                                            with  a  material  provision  of the
                                            Agreement.


4.       Representations and Warranties by SECOR

         A.       Applicability.  All  representations  and  warranties of SECOR
                  contained   herein  are  made  to  and  for  the   benefit  of
                  Watkins-Johnson.

         B. Qualifications. SECOR represents and warrants that it is familiar with the geological and environmental conditions at the Sites. SECOR represents and warrants that it has had an adequate opportunity to visit the Hillview Ave. Site and the Regional Site, to study the documents concerning the Two Sites, and to conduct such other activities and inquiries regarding the two

                                                               Execution Copy 21

                  Execution Copy 21 Sites as SECOR has deemed prudent to adequately assess the Environmental Conditions at the Two Sites. SECOR represents and warrants that it has the necessary skills, training, and expertise required to perform the Services consistent with this Agreement. SECOR represents and warrants that it shall perform the Services in compliance with this Agreement and all Applicable Requirements, and with the standards of care and diligence practiced by nationally recognized professional firms performing services of a similar nature during the same time and in the same or similar locality.

         C. Remediation Cost Program. SECOR agrees to pay for all costs, including without limitation labor, materials, laboratory charges, drilling fees, and permitting fees incurred by SECOR in performing all Services and achieving Project Completion up to a limit of $10,000,000 in the aggregate for the Two Sites. Notwithstanding any other provision, covenant, warranty, guarantee, term or condition of this Agreement, SECOR's responsibility for and/or liability to pay for the costs, including time and expenses, of activities necessary to provide all Services and achieve Project Completion under this Agreement shall not, in any event, extend beyond or exceed $10,000,000 in the aggregate; except that this $10,000,000 limit shall not apply to any costs (including any costs that exceed $10,000,000) that result from the negligence, recklessness, or willful misconduct of, or from the violation of any Applicable Law by, SECOR, its employees, agents, representatives, contractors, subcontractors, successors, or assigns and SECOR shall remain liable for any such costs resulting from the negligence, recklessness, or willful misconduct of, or from the violation of any Applicable Law, except to the extent such costs are paid under the CCC Policy or PLL Policy. Except as otherwise set forth herein, after such $10,000,000 threshold is reached, Watkins-Johnson agrees that SECOR shall be released and discharged of any obligation, duty, promise, covenant, or condition of this Agreement, and the Agreement shall be deemed terminated by consent of the Parties.

                           For the purposes of this  Agreement,  project  costs,
                  including time and expenses, shall be accounted for on the basis of the Schedule of Costs attached hereto as Exhibit F. SECOR shall be permitted to increase the amounts set forth in the Schedule of Costs on an annual basis by an amount not to exceed the Consumer Price Index. The term "Consumer Price Index" shall mean the Consumer Price Index, for All Urban Consumers, Subgroup "All Items", for the San Francisco-Oakland-San Jose Metropolitan Area published by the U.S. Department of Labor. If such index is discontinued, "Consumer Price Index" shall thereafter refer to the most nearly comparable

                                                               Execution Copy 22

                  official price index of the United States Government as reasonably determined by SECOR.

         D. Financial Resources. SECOR represents and warrants that it has the financial resources, as augmented by AIG Environmental and the CCC Policy and PLL Policy, to prosecute this Agreement with diligence to Project Completion with respect to both Sites, even if the nature or extent of Environmental Conditions, and thus, the cost estimate thereof, exceeds SECOR's estimate thereof, and SECOR pledges to use such resources as necessary to diligently achieve Project Completion at both Sites.


5.       Insurance

         A. SECOR's Required Insurance. SECOR shall maintain at its own expense, and shall, upon request, provide to DTSC, Watkins-Johnson, and Stanford, certificates of insurance demonstrating that it maintains the following insurance coverage, underwritten by companies and on coverage forms acceptable to Watkins-Johnson, in the following amounts:

                  (1)      Worker's   compensation   and  employer's   liability
                           insurance in an amount not less than the greater of $1,000,000 or that amount prescribed by law;

                  (2) Comprehensive automobile liability insurance (owned, non-owned, and hired) with limits of one million dollars ($1,000,000) per occurrence and one million dollars ($1,000,000) in the aggregate and umbrella and excess coverage, with a limit of nine million dollars ($9,000,000) each occurrence and in the aggregate (as long as such limit is commercially, reasonably available, but in no event less than $5,000,000 each occurrence and $9,000,000 in the aggregate);

                  (3) Commercial General Liability insurance with limits of one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate which policy shall have broad-form contractual liability coverage and such endorsements as may be reasonably acceptable to Watkins-Johnson and umbrella and excess coverage also having broad form contractual liability coverage and such endorsements as may be reasonably acceptable to Watkins-Johnson with a total limit of nine million dollars ($9,000,000) each occurrence and in the aggregate (as long as such limit is commercially, reasonably available, but in no event less than $5,000,000 each occurrence and $9,000,000 in the aggregate); and

                                                               Execution Copy 23

                  (4) Professional errors and omissions and contractors pollution legal liability insurance with limits of two million dollars ($2,000,000) per incident and in the aggregate.

                  SECOR's Commercial General Liability, comprehensive automobile liability insurance and professional errors and omissions and pollution legal liability coverage may be provided under one policy.

         B. Term of Coverage for SECOR's Insurance. With respect to Paragraph 5.A, insurance of a sufficient magnitude to satisfy the foregoing shall be maintained without a reduction in or narrowing of coverage at all times during the course of the Services and for at least four years following the termination of the Agreement or the completion of all Services under this Agreement. The required insurance shall provide coverage for the negligent acts and omissions of SECOR, its agents, employees, contractors, and subcontractors, and shall contain broad form contractual liability coverage. All policies shall require that Watkins-Johnson be provided with thirty (30) days advance written notice of cancellation, reduction, change, or renewal of each such policy. Proof of insurance shall be provided by SECOR prior to execution of this Agreement and will be kept up to date at all times by SECOR. In the event a professional errors and omissions and contractor's pollution legal liability insurance policy is to be terminated, SECOR shall prevent any gap in coverage during the course of the Services and for four (4) years thereafter by extending the present policy to cover the time period before a new policy is obtained. The provisions of this Section 5 shall survive the completion of the Services or termination of this Agreement. In the event that SECOR fails to maintain the required coverage hereunder, Watkins-Johnson shall have the right, after thirty (30) days written notice to SECOR, to obtain such coverage as is reasonably necessary to replace the coverage not maintained by SECOR and to be reimbursed for the costs of such insurance directly by SECOR.

         C. Copy of SECOR's Policy. SECOR shall provide a current copy of its Professional Errors and Omissions and Contractor's Pollution Legal Liability Insurance policy, as it exists at the inception of this Agreement, to Watkins-Johnson. SECOR represents and warrants that, except as described in detail in Exhibit G, attached and made a part hereof for all purposes, SECOR is not the subject of or a party to any claim, demand, mediation, arbitration, lawsuit, or judgment as would threaten availability of insurance coverage made a part of this Agreement. SECOR shall notify Watkins-Johnson in writing of any change in such representation and warranty within fourteen
                  (14) days following the discovery of such change.

                                                               Execution Copy 24


         D. Additional Insureds on SECOR's Policy. On all insurance coverage provided by SECOR per Paragraph 5.A except worker's compensation coverage, errors and omissions and contractor's pollution legal liability insurance coverage, or except where Watkins-Johnson shall decline same in advance and in writing, Watkins-Johnson, any successors of Watkins-Johnson and their lenders and equity partners (and, if requested by
                  Watkins-Johnson, any assignee(s) and/or sublessee(s) of Watkins-Johnson and their lenders and equity partners) and Stanford shall be named as Additional Insureds (under an endorsement at least as broad as CG 20-10-11-85 issued by the Insurance Services Office, Inc.), with waiver of subrogation rights.

         E. Waiver of Rights. Watkins-Johnson and SECOR waive all rights against one another for all losses and damages to the extent covered  and  actually  paid  by  the  policies  of  insurance provided for herein and any other property insurance applicable to the Services except that with respect to coverage for events or circumstances arising out of or relating to the performance of the Services, the CCC Policy and the PLL policy shall be primary, followed by SECOR's other insurance coverages. Each subcontract between SECOR and a subcontractor will contain similar waiver provisions by the subcontractor in favor of Watkins-Johnson and all other parties named as Additional Insureds.

         F. Cleanup Cost Cap Insurance. On or prior to the Effective Date, SECOR shall arrange for issuance by AIG Environmental, and AIG Environmental shall have issued, the CCC Policy, which shall name and pay on behalf of SECOR as Named Insured, and which shall be in the form attached hereto as Exhibit H, or in such other form as agreed to by the parties. The CCC Policy shall name Watkins-Johnson and Stanford, as Additional Insureds, and shall expressly provide for assignment of the Additional Insureds' rights under the CCC Policy to their successors and assigns (whether or not this Agreement is in effect). Coverage under the CCC Policy shall commence and be effective as of the Effective Date and shall terminate on the earlier of Project Completion or thirty (30) years from the Effective Date, with a limit of ten million dollars ($10,000,000). Watkins-Johnson shall pre-pay for the CCC Policy in a lump sum as set forth in Paragraph 3.A. of this Agreement. Proof of Insurance under this Paragraph 6.F. shall be provided by AIG Environmental on or before the Effective Date and thereafter upon request by SECOR, Watkins-Johnson, and any Additional Insured, its lender or equity partner, or DTSC. In the event that SECOR causes the termination of the CCC Policy hereunder, Watkins-Johnson shall have the right, after thirty (30) days written notice to SECOR, to obtain

                                                               Execution Copy 25

                  such coverage as is reasonably necessary to replace the coverage and to be reimbursed for the costs of such insurance directly from SECOR.

         G. Pollution Legal Liability Insurance. Prior to or on the Effective Date, AIG Environmental shall issue the PLL Policy, which shall name Watkins-Johnson as First Named Insured, and which shall be in the form attached hereto as Exhibit I, or in such other form as agreed to by the parties. The PLL Policy shall name SECOR as Additional Named Insured, and Stanford (and, if requested by Watkins-Johnson, any successors of Watkins-Johnson and their lenders and equity partners) as Additional Insured. The PLL Policy shall expressly provide for assignment of the First Named Insured's rights under the PLL Policy to its successors and assigns as otherwise described in this Paragraph 5.G. (whether or not this Agreement is in effect). The PLL Policy shall have a policy term of ten (10) years following the Effective Date, with a limit of ten million dollars ($10,000,000). In the event Watkins-Johnson or its successor or assign, elects to increase the limits of the PLL Policy, then SECOR shall be named as an Additional Named Insured, up to the increased policy limits, but not to exceed Twenty Million Dollars ($20,000,000). Watkins-Johnson shall pre-pay for the PLL Policy in a lump sum. Proof of Insurance under this Paragraph 5.G. shall be provided by AIG Environmental on or before the Effective Date and thereafter upon request by any Named Insured, Additional Insured, or the DTSC. In the event that SECOR causes the termination of the PLL Policy hereunder, Watkins-Johnson shall have the right, after thirty (30) days written notice to SECOR, to obtain such coverage as is reasonably necessary to replace the coverage and to be reimbursed for the costs of such insurance directly from SECOR.


6.       Financial

         A. Maintenance of Financial Standards. SECOR shall be solely responsible for and Watkins-Johnson shall have no right in respect to the management of SECOR's own internal affairs, including, without limitation, those relating to its compliance with laws, regulations and rules governing its formation, preservation and functioning as a corporation and its management, accounting policies, insurance programs, shareholder and labor relations, for purposes of SECOR's performance of activities related to Services or Project Completion under this Agreement, and otherwise.

         B. Financial Statements. At any time during the term of this Agreement, within three (3) business days following receipt of Watkins-Johnson's

                                                               Execution Copy 26

                  written request SECOR shall provide Watkins-Johnson with such audited financial statements as are necessary to assure Watkins-Johnson of the financial ability of SECOR to perform the Services under this Agreement. Such audited financial
                  statements   may  reflect   SECOR's   relationship   with  AIG
                  Environmental. Watkins-Johnson shall maintain the confidentiality of, and not disclose to anyone (other than officers, counsel, lenders, or those who have a need to know as provided in this Agreement) the contents of same, consistent with the provisions of Section 13 of this Agreement.

         C. Financial Ability. At all times during the term of this Agreement, SECOR shall maintain the financial resources necessary to meet its obligations hereunder and satisfy all of its other obligations and liabilities.


7.       Assignment of Watkins-Johnson's Rights to a Third Party

         The Parties expressly agree that Watkins-Johnson may convey or assign its rights under this Agreement (provided the duties and obligations hereunder of Watkins-Johnson as transferor or assignor are delegated to and assumed in full by the transferee or assignee) to any third party, including, without limitation, under any of the following circumstances: (i) to any third party in conjunction with a subsequent sale, assignment, or sublease of all or a portion of the Hillview Ave. Site; (ii) to a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Watkins-Johnson; (iii) to a successor corporation related to Watkins-Johnson by merger, consolidation, nonbankruptcy reorganization, or government action; or (iv) to a purchaser of Watkins-Johnson's assets located on the Site ("Permitted Assignee"). In the event of an assignment of this Agreement by Watkins-Johnson to a Permitted
         Assignee,   SECOR  agrees  that  the  transferee  or  assignee,   or  a
         foreclosing lender or other party, shall succeed to the rights of Watkins-Johnson in connection with the project, subject to additional conditions that (1) SECOR's rights and obligations shall remain substantially intact and unaffected by any such transfer or assignment or any disposition of the Sites or portion thereof, and (2) transferee's or assignee's rights shall not be any greater than Watkins-Johnson's hereunder, or enlarged with respect to enforcement or carrying-out of any corresponding obligations of SECOR vis-a-vis the rights and privileges of Watkins-Johnson. Nothing in this Paragraph 7 is intended to or in fact affects or diminishes SECOR's rights under Paragraph 8.C. ("Termination for Cause by SECOR"), Subsection (3).

                                                               Execution Copy 27


8.       Termination

         A. Termination for Cause. Watkins-Johnson or SECOR may only terminate this Agreement for "cause," as defined in Paragraphs 8.B. and 8.C. The definition of "cause" as set forth in Paragraphs 8.B. and 8.C. shall be strictly construed. In no event shall Watkins-Johnson or SECOR have the right to terminate this Agreement for convenience or for any other reason not strictly constituting "cause" herein (such as economic/business or legal/regulatory considerations affecting use or disposition of the property). Termination for cause shall be initiated by written notice ("Termination Notice") from the terminating party delivered to the allegedly defaulting party at least sixty (60) days prior to the termination date, or three (3) days in case of emergency ("Termination Date"). The allegedly defaulting party shall have until the Termination Date to cure the alleged default. If the default giving rise to "cause" is cured prior to the Termination Date, the Termination Notice shall automatically be deemed of no further force or effect. The CCC Policy shall expressly contemplate and allow that upon termination of this Agreement by Watkins-Johnson pursuant to this Paragraph 8.A., a settlement of claims of SECOR and Watkins-Johnson, shall be made as follows:

                  (1) In the event of such termination by Watkins-Johnson, Watkins-Johnson shall, at its discretion: (i) take possession of any or all materials and equipment, tools, and construction equipment owned by SECOR at the Site; (ii) finish the Services by whatever method Watkins-Johnson may deem expedient; and (iii) shall be assigned, at Watkins-Johnson's option, any and all contracts or subcontracts relating to the performance of the Services.

                  (2) In the event of termination by Watkins-Johnson, SECOR shall, upon request by Watkins-Johnson, promptly advise Watkins-Johnson of all outstanding unperformed or uncompleted subcontracts, rental agreements, and purchase orders which SECOR has with others pertaining to performance of the Services, and shall furnish Watkins-Johnson with complete copies thereof.

                  (3) SECOR shall, no later than thirty (30) days following the Termination Date, deliver to Watkins-Johnson a final invoice for Services rendered to the Termination Date, which invoice shall be subject to the objection and payment procedures set forth in Paragraph 3.C. hereof ("Final Invoice").

                                                               Execution Copy 28


                  (4) Upon termination for cause by Watkins-Johnson, SECOR shall, upon Watkins-Johnson's written request, perform such Services as Watkins-Johnson reasonably deems necessary to preserve and protect the Services already in progress and to dispose of any property as reasonably requested by Watkins-Johnson or its Authorized Representative ("Disengagement Services"). The cost and expense of such Disengagement Services shall be borne equally by SECOR and Watkins-Johnson.

                  (5) Watkins-Johnson shall have the right to waive an event of default or an event giving rise to termination for cause provided such waiver is in writing and signed by Watkins-Johnson.

         B. Termination for Cause by Watkins-Johnson. With respect to termination for "cause" by Watkins-Johnson, "cause" shall be defined as any of the following circumstances that cause Watkins-Johnson material harm:

                  (1) If the Services have not been or are not being performed in accordance with the provisions of this Agreement so as to materially and adversely affect Watkins-Johnson with respect to either the Hillview Ave. Site or the Regional Site;

                  (2) If SECOR has materially violated or is materially violating either of the Orders, the Final RAPs, or any requirements thereunder, or any other Applicable Requirements pertaining to the Services;

                  (3) If SECOR refuses or otherwise fails in a material manner or degree to supply enough properly skilled labor or proper equipment or materials to accomplish the Services;

                  (4) If any voluntary or involuntary proceedings in bankruptcy or insolvency have been commenced by or against SECOR (in which event Watkins-Johnson may immediately terminate this Agreement, notwithstanding Paragraph 8.A above);

                  (5) If SECOR has committed or is committing any act of bankruptcy or has become insolvent or unable to meet its debts as they mature (in which event Watkins-Johnson may immediately terminate this Agreement, notwithstanding Paragraph 8.A above);

                  (6) If SECOR fails to maintain any insurance required under Paragraph 5.A., and does not, within thirty
                           (30) calendar days after written notice of such failure provide proof to Watkins-Johnson that such insurance has been obtained and that any such policy provides equal

                                                               Execution Copy 29

                           coverage during the period of any "gap" between the expiration of the old policy and the effective date of the new policy.

                  If SECOR is in default under this Agreement, Watkins-Johnson shall have, in addition to the termination rights set forth herein, all rights and remedies available to it at law or in equity, including, without limitation, the right to seek specific performance to enforce this Agreement. Nothing contained in the foregoing sentence shall be deemed to imply that Watkins-Johnson shall have the right to terminate this Agreement for any reason other than "cause" or prior to the Termination Date (except as provided in this Paragraph 8.B., Subparagraphs (4) through (6) above).

         C. Termination for Cause by SECOR. With respect to termination for "cause" by SECOR, "cause" shall be defined as any of the following circumstances that cause SECOR material harm:

                  (1) If Watkins-Johnson wrongfully prevents payment to SECOR of any amounts owed to SECOR by Watkins-Johnson hereunder (excluding the failure of AIG Environmental to pay any amount due through no fault or act of Watkins-Johnson) and such amounts have not been paid within ten (10) days following receipt by Watkins-Johnson of written notice from SECOR that such amounts are due; and/or

                  (2)      If Watkins-Johnson wrongfully and materially prevents
                           SECOR  from   performing  its  material   duties  and
                           obligations under this Agreement.

                  (3) If Watkins-Johnson's successor and/or assignee does not provide to SECOR, upon SECOR's written request, reasonable financial assurances, in the form of (i) audited financial statements that demonstrate a net worth of at least ten million dollars ($10,000,000),
                           (ii) a Letter of Credit (evidencing five hundred thousand dollars ($500,000) in credit), (iii) a surety bond (evidencing five hundred thousand dollars ($500,000) in surety), (iv) one or more certificates of insurance evidencing the same types and levels of insurance required of SECOR under Paragraph 5.A (1),
                           (2), and (3), for the same duration and under the same terms as set forth in 5.B., and providing SECOR rights to terminate "for cause" in the event the successor and/or assignee fails to maintain the insurance under the same terms and conditions as set forth in 8.B.(6), or (v) some other evidence of financial  assurance,  the  form of  which  shall  be
                           acceptable to SECOR, which demonstrates financial ability comparable to the levels of ability necessary
                           to  satisfy  item  (i),   (ii), or


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                                                               Execution Copy 30


                           (iii), in this subsection (3), provided, however, that (a) SECOR must provide to such successor and/or assignee written notice, consistent with the provisions of Section 17 of this Agreement, that SECOR requires such financial assurances or that the financial assurances already offered are insufficient, and (b) such successor and/or assignee may have forty-five (45) days from the date such notice is received to provide such financial assurance, during which period SECOR may not terminate this Agreement.

                  If Watkins-Johnson is in default under this Agreement, SECOR shall, in addition to the termination rights set forth herein, have all rights and remedies available to it at law or in equity, including, without limitation, the right to seek specific performance to enforce this Agreement. Nothing contained in the foregoing sentence shall be deemed to imply that SECOR shall have the right to terminate this Agreement for any reason other than "cause" or prior to the Termination Date.

         D.       Additional Watkins-Johnson Remedies

                  (1) In the event a Termination Notice is delivered to SECOR by Watkins-Johnson, Watkins-Johnson may order SECOR to immediately stop performance of such Services, or any portion of such services, until the cause for such failure to perform has been eliminated by SECOR at SECOR's cost and expense. However, the right of Watkins-Johnson to order SECOR to stop the provision of Services at either Site shall not give rise to a duty on the part of Watkins-Johnson to exercise this right for the benefit of SECOR or any other person or entity.

                  (2) In the event of a termination of this Agreement by any party hereto, the following shall apply with respect to either or both of the Two Sites and the Services related to either or both of the Two Sites:

                           (a) Watkins-Johnson may find a new third party contractor to either complete performance of the Services at either or both of the Two Sites, and assume the obligations of SECOR hereunder with respect to the Site or Sites, or to enter into a new contract with Watkins-Johnson for Services related to the Site or Sites on the same terms and conditions as set forth herein ("New Contractor").

                           (c) In the event: (i) Watkins-Johnson is unable to locate a New Contractor willing to assume SECOR's obligations hereunder


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                                                               Execution Copy 31

                                    for  either  Site or both  Sites or to enter
                                    into a new  contract  on the same  terms and
                                    conditions   as  set  forth   herein;   (ii)
                                    performance  of  Services  at either Site or
                                    both of the Sites is  required  before a New
                                    Contractor  is  selected  as a  result  of a
                                    pending or  threatened  violation  of either
                                    Order  or  both  of  the   Orders  or  other
                                    Applicable   Law;  or  (iii)  in  the  event
                                    performance of Services at either Site or both of the Sites is required to minimize adverse consequences of the Environmental Conditions at either Site or both of the Sites, Watkins-Johnson shall have the right (until such time as a New Contractor is selected) to perform such Services.


9.       Change Orders

         A. Parties' Intent. It is the intent of the Parties that this Agreement eliminates as far as reasonably possible the potential for additional charges or change orders to the general scope of Services.

         B.       Hillview Ave. Site

                  (1) With respect to the Hillview Ave. Site, circumstances could arise, caused by the actions or requests of Watkins-Johnson, its successors, or its assigns or sublessees, in which a change order may be warranted, which change order would be paid for by Watkins-Johnson, its successor, assignee, or its sublessee without any claim against, or any reimbursement from SECOR or the CCC Policy. Such circumstances include, but are not limited to the following: (i) the situation where Watkins-Johnson, its successor, assignee, or sublessee chooses to have SECOR remove and relocate a remediation system in order to accommodate a revision to a redevelopment plan that was not disclosed to SECOR as of the Effective Date of this Agreement or at the time SECOR installed the remediation system, or (ii) the situation where Watkins-Johnson's, its successor's, assignee's, or sublessee's other contractors damage SECOR's equipment or remediation installation. Another circumstance that might warrant a change order would be any request by Watkins-Johnson, its successor, assignee, or sublessee to address environmental conditions that are not Environmental Conditions hereunder, the remediation of which would require additional costs and expenses beyond what would be required for the remediation of the Environmental Conditions pursuant to Hillview


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                                                               Execution Copy 32

                           Ave. Order and the Final RAP for the Hillview Ave. Site. The costs for remediation of such environmental conditions shall be paid by Watkins-Johnson within thirty (30) days of receipt of invoice(s) from SECOR for services performed pursuant to any Change Order(s) executed by the Parties under this Section 9.

                  (2) Upon mutual agreement of Watkins-Johnson and SECOR, upon approval of the DTSC as required under the terms of the Hillview Ave. Order and Final RAP, upon approval of any Other Regulatory Agency to the extent applicable, and subject to execution of a Change Order as herein described, SECOR may perform services in addition to the Services described under Paragraph 1.A. for the Hillview Ave. Site. In no event shall execution of a Change Order limit, impair, or affect SECOR's obligations to perform the Services, except to the extent expressly set forth in such Change Order.

         C.       Regional Site

                  (1) With respect to the Regional Site, Watkins-Johnson and SECOR do not anticipate any Change Orders to be required except to the extent that the Management Committee for the Regional Site undertakes modifications in the approved plan of remediation or in operations of the Management Committee such that SECOR's obligations hereunder at the Regional Site are significantly changed.

                  (2) With respect to the Regional Site, circumstances could arise, caused by the actions or requests of Watkins-Johnson, in which a Change Order may be warranted, which Change Order would be paid for by Watkins-Johnson, its successor, or assignee, without any claim against, or any reimbursement from SECOR or the CCC Policy. Such circumstances include, but are not limited to the situation where (i) Watkins-Johnson, its successor, or assignee chooses to have SECOR remove and relocate all or part of the Regional Site remediation system in order to accommodate a revision to a redevelopment plan that was not disclosed to SECOR as of the Effective Date of this Agreement or at the time the remediation system was installed, or (ii) Watkins-Johnson's, its successor's, or assignee's other contractors damage the equipment or remediation installation being used in the Regional Site remediation, such that the equipment or installation must be replaced.

                                                               Execution Copy 33


                  (3) Upon mutual agreement of Watkins-Johnson and SECOR, upon approval of the DTSC, if such approval is required under the terms of the Regional Order and Final RAP, upon approval of the Management Committee or of any Other Regulatory Agency to the extent applicable, and subject to execution of a Change Order as herein described, SECOR may perform services in addition to the Services described under Paragraph 1.A. for the Regional Site. Watkins-Johnson shall pay SECOR for the costs for such additional services performed pursuant to any Change Order(s) executed by the Parties under this Section 9 within thirty (30) days of receipt of invoice(s) from SECOR. In no event shall execution of a Change Order limit, impair, or affect SECOR's obligations to perform the Services, except to the extent expressly set forth in such Change Order.

         D. Preparation of Change Orders. Change Orders for either Site shall be prepared as follows:

                  (1) Change Order Requirements. A "Change Order" shall be a written agreement between Watkins-Johnson and SECOR, which shall be expressly designated "Change Order." A Change Order may be proposed by Watkins-Johnson or SECOR, or either of their Authorized Representatives. Upon execution by both Watkins-Johnson and SECOR, the Change Order shall be put in effect and paid for by Watkins-Johnson. Watkins-Johnson's Authorized Representative is hereby authorized to prepare, review, and execute Change Orders on behalf of Watkins-Johnson.

                           At a minimum, each Change Order shall state the following:

                           (1)      the nature of the change to be addressed;

                           (2) a description of the means by which the change shall be addressed;

                           (3) a fixed price or time-and-materials estimate as agreed upon by the Parties; and

                           (4)      the  amount of any  change in the time frame
                                    for  completion   required  to  address  the
                                    change.

                  (2) Change Order Requested by Watkins-Johnson. If a request for a Change Order is initiated by Watkins-Johnson or its Authorized Representative, SECOR shall promptly provide, as appropriate, the

                                                               Execution Copy 34


                           information   required  as   described  in  Paragraph
                           9.D.(1),   and   any   other   relevant   information
                           requested.

                  (3) Change Order Requested by SECOR. Change Orders proposed by SECOR shall be in writing and shall be promptly forwarded to Watkins-Johnson's Authorized Representative for review and comment. SECOR's response to such review and comment by the Watkins-Johnson's Authorized Representatives shall be provided promptly by SECOR to Watkins-Johnson's Authorized Representative.

                  (4) Performance. SECOR shall perform the Services as modified by any executed Change Orders. In the event Watkins-Johnson and SECOR fail to agree to a proposed Change Order, unless otherwise directed by Watkins-Johnson, SECOR may not suspend performance of the Services and Watkins-Johnson and SECOR shall submit the disputed Change Order for resolution by binding arbitration as provided for herein.


10.      Indemnities

         A. Indemnity by SECOR. SECOR agrees to indemnify, hold harmless, and defend (with attorneys reasonably acceptable to the applicable indemnified party) Watkins-Johnson and Watkins-Johnson's directors, officers, employees, agents, representatives, shareholders, partners, investors, affiliates, parents, subsidiaries, successors, and assigns from and against, whether direct or indirect, consequential or otherwise, any and all damages, interest, liabilities, proceedings, causes of action, claims, suits, demands, actions, judgments, costs, and expenses (hereinafter collectively referred to as "Claims"), which any or all of them may incur to the extent resulting from or arising out of:

                  (1) Any negligence, recklessness or willful misconduct by SECOR or its employees, agents, representatives, contractors, subcontractors, successors, or assigns arising with respect to this Agreement or the performance of the Services, or

                  (2) Any violation of either Order or both the Orders or other Applicable Requirements, by SECOR or its employees, agents, representatives, contractors, subcontractors, successors, or assigns, provided the party seeking indemnity is not then in default hereunder.

                                                               Execution Copy 35


         B. Indemnity by Watkins-Johnson. Watkins-Johnson agrees to indemnify, hold harmless, and defend (with attorneys reasonably acceptable to the applicable indemnified party) SECOR, and its respective directors, officers, employees, agents, representatives, shareholders, partners, affiliates, parents, subsidiaries, successors, and assigns from and against Claims which any or all of them may incur to the extent such Claims do not result from or arise out of:

                  (1) Any negligence, recklessness or willful misconduct by SECOR or its employees, agents, representatives, contractors, subcontractors, successors, or assigns arising with respect to this Agreement or the performance of the Services; or

                  (2) Any violation of either Order or both the Orders or other Applicable Requirements, by SECOR or its employees, agents, representatives, contractors, subcontractors, successors, or assigns, provided the party seeking indemnity is not then in default hereunder;

         C. Claim by Agent or Subcontractor. In the event of claims against any person or entity indemnified above brought by any direct or indirect agent or employee of SECOR, or of its subcontractor, or of anyone for whose acts or omissions SECOR or its subcontractor may be liable, the indemnification obligation under this Section 10 shall not be limited by a limitation of any amount or type of damages, compensation, or benefits payable to said employee or agent contained in any worker's compensation acts, disability benefit acts, or other employee benefit acts or in any subcontract.

         D. Survival of Indemnities. The indemnities under this Section 10 shall survive the termination of this Agreement.


11.      Force Majeure

         A. Force Majeure Event. Neither SECOR nor Watkins-Johnson shall be deemed in default of this Agreement to the extent that any delay or other failure to perform their obligations as required pursuant to the Agreement results without fault or negligence from an event of "Force Majeure." For purposes of this Agreement, the term "Force Majeure" shall be defined as follows: any event, arising from causes beyond the reasonable control of the Parties (other than a Party's lack of or inability to obtain funds to fulfill its obligations or undertakings under this Agreement), that delays or prevents the performance of any obligation arising under this Agreement, such as, without limitation, acts of God, labor
                  disputes,   strikes,  vandalism,  fires,

                                                               Execution Copy 36

                  floods, or weather conditions which would prevent or impair the performance of the Services. Upon the occurrence of any event claimed by a Party to be Force Majeure, the claiming Party shall notify the other Party promptly of the occurrence of such event, followed by written notification thereof given within three (3) calendar days after the date the claiming Party discovered or should have discovered the event of Force Majeure has occurred. The written notification shall contain any information which may be required to be disclosed to an applicable regulatory agency under any administrative or court order affecting the Services. Failure to notify the other parties either orally or in writing in accordance with this Section shall constitute a waiver of such claim of Force Majeure, provided, however, no modification of the Services shall be made unless and until written notice is provided. If the Parties cannot agree that the reason for delay or failure of performance is a Force Majeure, the Parties shall submit such issue to arbitration in accordance with Section 17 hereof. In no event shall any event of Force Majeure relieve either SECOR or Watkins-Johnson of any obligation hereunder other than to extend the time of performance required of such Party.


12.      Compliance with Training Requirements

         A.       Compliance  and  Training.  SECOR  covenants  that  it and its employees, agents, contractors, subcontractors, and those under its management or supervision, including, without limitation, those with whom SECOR has contracted and their employees, agents, contractors, and subcontractors:

                  (1)      Shall  comply  with  all  applicable   environmental,
                           health and safety and work plans, orders and decrees, and with all applicable laws; and

                  (2) Shall be properly trained, registered, and certified as appropriate or required.

         B. Safety. SECOR shall take reasonable safety and other precautions in the performance of the Services. SECOR shall comply with all Applicable Requirements, including, without limitation, the Occupational Safety and Health Act of 1970 (84 U.S. Statutes 1590), as amended, and regulations thereunder, to the extent applicable, and SECOR warrants the compliance thereof of materials, equipment, and facilities, whether temporary or permanent, furnished by SECOR in connection with the performance of the Services.

                                                               Execution Copy 37


13.      Confidentiality, Records Retention and Reporting

         A. Treatment of Confidential Information. SECOR shall ensure that it and its employees, agents, contractors, and subcontractors shall treat as confidential any information, whether verbal or written or of any description whatsoever, developed or obtained in performing the Services or in any way relating to the Site or this Agreement ("Confidential Information"). Confidential Information shall not include any periodic reports or data required to be submitted pursuant to the Orders or otherwise required to be submitted to the DTSC or Other Regulatory Agency to achieve Project Completion. The confidentiality obligation required by this Section 13 shall not apply to information which (I) is in the public domain,
                  (II) is disclosed to SECOR by a third party without restriction, (III) is independently developed by SECOR apart from this Agreement, (IV) was in SECOR's possession prior to entering into this Agreement, or (V) is required to be publicly disclosed under operation of law. Such Confidential Information shall not be disclosed to anyone other than Watkins-Johnson or its Authorized Representatives, except for disclosure to governmental authorities and subcontractors when required to perform the Services and only: (i) in the case of a subcontractor, agent or representative of SECOR, upon receipt by SECOR of a written acknowledgment from such subcontractor, agent or representative that it will comply with the provisions of this Paragraph 13.A. in the same manner as SECOR and shall assume the same rights and obligations as SECOR as set forth in this Paragraph 13.A., and (ii) in the case of governmental authorities, after SECOR has provided Watkins-Johnson with written notice, no later than ten (10) days prior to the submission of such Confidential Information to a governmental authority, that such information shall be submitted. To the extent disclosure of Watkins-Johnson's Confidential Information is mandated by law, Watkins-Johnson shall have the right to exhaust all challenges to the disclosure prior to SECOR's disclosing the Confidential Information, but only within the time period prior to when such law mandates disclosure. To the extent challenges to the disclosure of Watkins-Johnson's Confidential Information involve additional expenses to SECOR for costs of testimony and assistance of counsel, such costs as are reasonably incurred shall promptly be reimbursed by Watkins-Johnson, as applicable. In the event SECOR is ordered to disclose the Confidential Information by any governmental authority and Watkins-Johnson has either exhausted its challenges to such disclosure obligation or has otherwise waived such challenges, SECOR shall only disclose that portion of the Confidential Information that is required to be disclosed. It is further


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                                                               Execution Copy 38

                  understood and agreed that money damages would not be sufficient remedy for any breach of this Paragraph 13.A. and that, in addition to all other remedies available at law to Watkins-Johnson, Watkins-Johnson shall be entitled to injunctive relief and specific performance as a remedy for a breach of this Paragraph by SECOR.

                  The confidentiality obligations set forth in this Paragraph shall survive termination or completion of this Agreement.

         B. Disclosure of SECOR's Confidential Information. Watkins-Johnson shall have the right to disclose documents and information (including financial information of SECOR and any financial information related to CCC Policy, its status, or any of the insurance policies hereunder) related to the Services to actual and prospective lenders, buyers, investors, insurance companies, and tenants. Tenants are not to receive proprietary or financial information of SECOR without SECOR's prior written approval, which SECOR shall not unreasonably withhold. In the event Watkins-Johnson plans to submit any confidential information of SECOR to any governmental agency, SECOR shall have the same rights with respect to such confidential information as are granted to Watkins-Johnson paragraph 13.A hereof. This Paragraph 13.B. shall survive termination or completion of this Agreement.

         C. Use of Project Information. SECOR agrees that any promotional material disseminated in the course of its business may not disclose the specific name, location, and scope of Services to be provided under this Agreement at either Site. SECOR agrees further that any statement of qualifications submitted to any third party in connection with potential projects or business relationships shall disguise the Services to be provided under this Agreement in such a manner that its location, as well as the environmental condition of the Sites, cannot be ascertained or determined. Watkins-Johnson can, in Watkins-Johnson's sole and absolute discretion, allow SECOR to identify the location of the Project and/or the identification of Watkins-Johnson in such materials. Watkins-Johnson must agree to such disclosures in writing before any dissemination by SECOR may occur, which agreement shall not be unreasonably withheld.


14.      Staffing

         A. Adequate Staffing. SECOR shall furnish a competent and adequate staff as necessary for the proper and diligent administration, performance, coordination, and supervision of the Services; organize the procurement of

                                                               Execution Copy 39

                  all materials and equipment so that they will be available at the time they are needed for timely completion and performance of the Services; and keep an adequate force of skilled staff on the job to complete the Services in accordance with all provisions of this Agreement. SECOR shall supply a statement of qualifications for those specific persons who shall perform the Services.

         B. Subcontractors. SECOR shall properly pay all subcontractors for all amounts due and payable and shall indemnify, defend, and hold Watkins-Johnson harmless from any claims or liens of subcontractor. Without limitation on the foregoing, in the event that any such lien is filed against the Hillview Ave. Property and upon adjudication of the lien or obligation in favor of the subcontractor, Watkins-Johnson is hereby authorized to submit invoices directly to AIG Environmental to satisfy such lien and any other costs incurred by Watkins-Johnson with respect to such lien, provided Watkins-Johnson provides SECOR 30 days' prior written notice of its intent to do so.

         C. Supervision. SECOR shall supervise and direct the Services, using that skill and attention ordinarily exercised by members of the profession practicing under similar conditions at the same time and in the same or similar locality. Subject to the provisions hereof, SECOR shall, with respect to its subcontractors, agents, employees and representatives, be responsible for: (1) construction means, methods, techniques, sequences, and procedures, (2) health or safety precautions and programs in connection with the Services, and (3) coordinating the Services under the Agreement, unless directed otherwise by Watkins-Johnson or its Authorized Representative.


15.      Watkins-Johnson's Site Activities

         A. Watkins-Johnson Activities at the Site. Watkins-Johnson reserves the right to perform construction, operations, or other activities at the Site outside the scope of Services, or not related to the Services, through Watkins-Johnson's own forces or through award of separate contracts to other contractor or contractors. Upon written request from SECOR, Watkins-Johnson shall provide information reasonably requested by SECOR with respect to such activities. Watkins-Johnson shall provide a representative to meet with representatives of SECOR to coordinate the Services with construction activities at the Site.

                                                               Execution Copy 40


         B. Cooperation by SECOR. SECOR shall afford Watkins-Johnson and any of Watkins-Johnson's separate contractors reasonable opportunity for performance of such other activities at the Site and shall reasonably coordinate the Services with such other activities. Upon written request from Watkins-Johnson, SECOR shall promptly provide any Watkins-Johnson contractor with instructions and other information reasonably requested by Watkins-Johnson, such as maps showing the location of monitoring wells, recovery wells, and any other equipment used for or in connection with the Services and remediation of the Environmental Conditions (collectively, the "Equipment"), in order to identify the location of any Equipment to enable such contractors to avoid impeding or delaying any construction activities at the Site and avoiding any damage or destruction of the Equipment. SECOR shall provide a representative to meet with representatives of Watkins-Johnson or Watkins-Johnson's contractors from time to time as necessary to coordinate the Services with construction activities at the Site. SECOR shall relocate all Equipment to the extent necessary to accommodate any redevelopment plans for the Site, provided such plans are disclosed to SECOR no less than thirty (30) days prior to any planned redevelopment in a manner sufficient to identify the location, layout, and depth of redevelopment construction and Watkins-Johnson shall reimburse SECOR for its costs associated with relocation of the Equipment.


16.      Claims

         A. Notice of Claim. Any claim against a Party pursuant to this Agreement must be in writing, must set forth the facts upon which it is based, and except as expressly provided to the contrary herein, must be received by the non-claiming Party at least thirty (30) days prior to the filing of any demand for arbitration involving such claims and such notice; which notice, the Parties agree, shall be a jurisdictional prerequisite to bringing any claim.

         B. Arbitration of Disputes. Claims, disputes and other matters in question between the Parties to this Agreement arising out of or relating to this Agreement or the Services shall be submitted to and settled by arbitration conducted in the County of Santa Clara, California, in accordance with the rules then in effect of the American Arbitration Association by three (3) arbitrators appointed in accordance with such rules. The award rendered by the arbitrators shall be final and binding, and judgment may be entered upon it in any court having jurisdiction thereof. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for a

                                                               Execution Copy 41

                  temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrators. No arbitration arising out of or relating to this Agreement or the Services shall include, by consolidation or joinder or in any other manner, an additional person not a party hereto, except by written consent signed by the Parties and any other person sought to be joined. Consent to arbitration involving an additional person or persons shall not constitute consent to arbitration of a dispute not described or with a person not named therein. This provision shall be specifically enforceable in any court of competent jurisdiction.

                  Notice of demand for arbitration shall be filed in writing with the other Party to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the written notice of claim above. In no event shall the demand for arbitration be made after the date when the applicable statute of limitations would bar institution of a legal or equitable proceeding based on such claim, dispute, or other matter in question. However, once a claim is made, the statute of limitations shall be tolled during the thirty (30) day period from the time the claim is filed until the demand for arbitration is filed.

                  If agreed to in writing by Watkins-Johnson, and unless this Agreement has been terminated in accordance with the terms hereof, SECOR shall carry on the Services and maintain its progress during any claim filing and arbitration proceedings, and SECOR shall be entitled to continue to receive payments in accordance with this Agreement; provided, however, that if Watkins-Johnson does not agree to the continued performance of the Services by SECOR, such Services shall cease and no invoices shall be submitted to the AIG Environmental for the contested payment pending the completion of the arbitration proceeding.

                  This Paragraph 16.B. shall survive Project Completion or termination of this Agreement.


17.      Notices

         All notices and other communications required to be made under this Agreement shall be made by hand delivery or by overnight mail and shall be deemed to have been made as of the time and date of receipt. All such notices and communications to SECOR shall be addressed for delivery to SECOR's Authorized Representative identified in Paragraph 1.M.. All such notices and communications to Watkins-

                                                               Execution Copy 42

         Johnson shall be addressed for delivery to Watkins-Johnson's Authorized Representative identified in Paragraph 1.M..


18.      Miscellaneous

         A. Entire Agreement. This Agreement represents the final embodiment of the Parties' intentions and understandings with respect to the subject matter hereof. It supersedes any prior understandings, whether written or oral, or of any description whatsoever.

         B. Modification. No modification of this Agreement shall be binding upon all Parties except by a written instrument executed by Watkins-Johnson and SECOR.

         C. Conflict. In the event of any conflict among or between the applicable provisions of the documents comprising this Agreement, SECOR shall immediately notify Watkins-Johnson's Authorized Representative of such conflict or potential conflict among or between the applicable provisions of the above Agreement and any other parts of this Agreement. Watkins-Johnson's Authorized Representative shall make a good faith effort to resolve the disputed with SECOR within fifteen
                  (15) days,  and if such dispute is not resolved  after fifteen
                  (15) days, then the Parties shall submit the dispute for resolution by binding arbitration as provided for herein.

         D. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of (1) Watkins-Johnson, including, but not limited to, its successors and their lenders and equity partners, and any assignees and/or sublessees of
                  Watkins-Johnson,   and  their  lenders  and  equity  partners,
                  irrespective of whether a particular provision of the Agreement refers simply to "Watkins-Johnson" or refers as well to such additional entities; and (2) SECOR, and its successors and assigns. SECOR shall be responsible for its representations, warranties, duties, obligations, and responsibilities under the Agreement. Notwithstanding anything to the contrary contained herein, SECOR may not assign its rights or obligations under this Agreement without the prior written consent of Watkins-Johnson, which consent may be not be unreasonably withheld.

         E. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         F. Captions and Headings. The captions and headings throughout this Agreement are for convenience and reference only, and the words contained

                                                               Execution Copy 43

                  therein shall in no way be held or deemed to define, limit, describe, modify, or add to the interpretation, construction, or meaning of any provision of or scope or intent of this Agreement.

         G.       Severability.

                  (1) General. If any provision of this Agreement, or application thereof to any person or circumstance, shall to any extent be determined to be invalid, then such provision shall be modified, if possible, to fulfill the intent of the Parties as reflected in the original provision. The remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                  (2) Agreement Addresses Two Separate Sites. It is understood and acknowledged by the Parties to this Agreement that the Agreement addresses SECOR's obligations and rights with respect to two different Sites, and termination of this Agreement with respect to rights and obligations of the Parties in connection with one of the Two Sites shall not automatically result in termination of the Agreement with respect to rights and obligations of the Parties in connection with the other of the Two Sites.

         H. No Waiver. No waiver by any Party of any default by another Party in the performance of any provision of this Agreement shall operate as or be construed as a waiver of any future default, whether like or different in character.

         I. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one original Agreement.

         J. Rule of Construction. The Parties hereto acknowledge that they each enter into this Agreement after having had an opportunity for thorough review by, and on advice of, their respective legal counsel. The judicial rule of construction requiring or allowing an instrument to be construed to the detriment of or against the interests of the maker thereof shall not apply to this Agreement.

         K. Attorneys Fees. In the event of any dispute between or among the Parties hereto not involving third party claims to which the indemnity applies, the Prevailing Party in such dispute shall be entitled to recover from the other

                                                               Execution Copy 44

                  or others reasonable attorneys fees, disbursements, and costs incurred directly in connection with such dispute and the resolution thereof. The "Prevailing Party," for purposes of this agreement, shall be deemed to be the Party which obtains substantially all of the result sought, whether by dismissal, award or judgment. In no event shall a Party bringing any claim, demand, arbitration or suit for monetary damages be entitled to recover attorneys fees where any final award or judgment does not exceed a bona-fide offer of settlement or judgment made by the other party.

         Executed by the undersigned duly authorized representatives to be effective as of the Effective Date as set forth above.



         SECOR International, Inc.

         By:      /s/ James Vain

         Title:   President

         Date:    July 13, 1999




         Watkins-Johnson Company

         By:      /s/ Scott G. Buchanan

         Title:   Executive Vice President and CFO

         Date:    July 13, 1999

                                                               Execution Copy 45




                    List of Exhibits to Remediation Agreement
                    -----------------------------------------



Exhibit A:        Description  of  Watkins-Johnson   Lease  Arrangements,   3333
                  Hillview Ave., Palo Alto, CA

Exhibit B:        Hillview Avenue Order for  Watkins-Johnson  Company Site, 3333
                  Hillview Avenue, Palo Alto, CA

Exhibit C:        Regional   Order  for   Hillview-Porter   Area,   Barron  Park
                  Neighborhood & Matadero Creek, Palo Alto, California

Exhibit D:        List of the "Regional Agreements"

Exhibit E:        SECOR Planned Services and Annual Estimated Payment Schedule

Exhibit F:        SECOR Schedule of Costs

Exhibit G:        Schedule of Pending Claims Against SECOR

Exhibit H:        Form of Cleanup Cost Cap ("CCC") Insurance Policy

Exhibit I:        Form of Pollution Legal Liability ("PLL") Insurance Policy